EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)



                                                                   12 Months Ended December 31,
                                                              -------------------------------------
                                                                  2002         2001         2000
                                                              -------------------------------------
Earnings Applicable to Common Stock                           $   41,512    $  47,786     $  47,768

     Debenture Interest Less Taxes                                   285          370           389
                                                              ----------    ---------     ---------
Net Income Available for Diluted Common
   Stock                                                      $   41,797    $  48,156     $  48,157
                                                              ==========    =========     =========
Average Common Shares Outstanding                                 25,431       25,159        25,183

     Stock Options                                                    59           32            13
     Convertible Debentures                                          324          421           442
                                                              ----------    ---------     ---------
Diluted Common Shares                                             25,814       25,612        25,638
                                                              ==========    =========     =========
Diluted Earnings per Share of Common Stock                         $1.62        $1.88         $1.88
                                                              ==========    =========     =========